INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The South Financial Group, Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-82668, 33-82670, 33-80822, 33-25424, 33-79668, 333-96141, 333-67745 and
333-31948) on Form S-8 and registration statement (No. 333-06975) on Form S-3 of The South Financial Group, Inc. of our report dated June 12, 2001, relating to the statement of net assets available for plan benefits of the Carolina First 401(k) Plan (the "Plan") as of December 15, 2000, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 15, 2000 annual report on Form 11-K of the Plan.




Greenville, South Carolina                 /s/KPMG LLP
June 28, 2001